EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Smithfield Foods, Inc. on Form S-3 of our report dated June 1, 2007, relating to the consolidated financial statements of Premium Standard Farms, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the subsequent acquisition by a subsidiary of Smithfield Foods, Inc.), incorporated by reference from the Current Report on Form 8-K/A of Smithfield Foods, Inc. dated June 13, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Kansas City, MO
June 14, 2007